Exhibit 99.2

Stratasys/Objet Combination Investor Call Transcript

Filing by: Stratasys, Inc. Subject Company: Stratasys, Inc. SEC File No. of Stratasys, Inc.: 1-13400

The following transcript of the joint presentation by Stratasys, Inc. (“Stratasys”) and Objet Limited (“Objet”) on Monday, April 16, 2012 contains statements regarding the proposed transaction between Stratasys and Objet, including, without limitation, the expected timetable for completing the transaction, statements related to the anticipated consummation of the proposed combination of Stratasys and Objet, statements regarding regulatory review of the transaction, management of the combined company, the benefits of the proposed combination, the future financial performance after the proposed combination, and any other statements regarding future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of Stratasys and Objet to satisfy the closing conditions and consummate the transaction, including obtaining the approval of the transaction by Stratasys’s stockholders; the risk that the businesses may not be integrated successfully; the risk that the transaction may involve unexpected costs or unexpected liabilities; the risk that synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that management’s focus on and disruptions arising from the transaction make it more difficult to maintain relationships with customers, employees, or suppliers; and the other risks set forth in Stratasys most recent Annual Report on Form 10-K, as well as the other factors described in the filings that Stratasys makes with the SEC from time to time.  If one or more of these factors materialize, or if any underlying assumptions prove incorrect, the transactions described herein may not be successfully consummated, and if consummated the actual results, performance or achievements of the combined company may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this document reflect the expectations and beliefs of Stratasys and/or Objet as of the date of this document.  Stratasys and Objet anticipate that subsequent events and developments will cause their expectations and beliefs to change.  However, while Stratasys and Objet may elect to update these forward-looking statements publicly in the future, they specifically disclaim any obligation to do so.  The forward-looking statements of Stratasys and/or Objet do not reflect the potential impact of any future dispositions or strategic transactions, including the Merger that may be undertaken.  These forward-looking statements should not be relied upon as representing Stratasys or Objet’s views as of any date after the date of this document.

Additional Information and Where to Find It

In connection with the combination of Stratasys and Objet under the Merger Agreement, Objet will file with the SEC a registration statement on Form F-4, which will include a proxy statement of Stratasys and a prospectus of Objet, as well as other relevant materials in connection with the proposed transaction.  Stratasys will concurrently file the same proxy statement/prospectus with the SEC and will mail it to Stratasys stockholders for purposes of soliciting proxies for voting in favor of approving the Merger Agreement and the Merger at a special meeting of Stratasys stockholders called for the purpose of approving the Merger Agreement and the Merger.  Investors and sTOCKholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available because these materials will contain important information about Stratasys, Objet and the proposed transaction.  The proxy statement/prospectus and other relevant materials (when they become available) filed with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov or via our website at www.stratasys.com.  Stockholders may also obtain a copy of our SEC filings free of charge upon written request to Stratasys, Attention: Shane Glenn, Director of Investor Relations, 7665 Commerce Way, Eden Prairie, Minnesota 55344.

Stratasys’ executive officers and directors may be deemed to be participants in the solicitation of proxies from the Stratasys stockholders in connection with the Merger.  Information about Stratasys’s executive officers and directors and their ownership of Stratasys common stock will be set forth in an amendment to Stratasys’s Annual Report on Form 10-K for the year ended December 31, 2011, when filed with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Moderator: Shane Glenn

April 16, 2012

8:30 a.m. ET

Operator:	Good morning, ladies and gentlemen, and welcome to today’s conference call to discuss Stratasys and Objet merger combination.

My name is Latricia and I will be your operator.

At this time, all participants have been placed in the listen-only mode and the floor will be open for your questions following the presentation. If you would like to ask a question at that time, please press *1, on your touchtone phone.

If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. If you should require operator assistance, please press star, zero. We ask that you please pick up your handset to allow optimal sound quality.

I will now turn the conference over to your host for today, Mr. Shane Glenn, the Director of Investor Relations at Stratasys. Please proceed.

Shane Glenn:	Thanks, Latrisha. Good morning, everyone, and thank you for joining us on such short notice to discuss the combination of Stratasys and Objet.

On the call with us today are Scott Crump, co-founder, chairman and CEO Stratasys; David Reis, CEO of Objet; and Bob Gallagher, CFO of Stratasys.

Following the prepared remarks, we will open the call for questions. A copy of the slide presentation is available on the Stratasys investor relations page. An audio replay of the call will also be available on our website later today.

Statements made during this call about Stratasys’s beliefs, intentions and expectations, including statements regarding the expected timing and ultimate closing of the merger and Stratasys and Objet, as well as the benefits thereof, are forward looking statements.

The statements involve risk and uncertainties, both known and unknown, that may cause actual results to differ materially from those projected in this presentation. Actual results may differ materially due to a number of factors, including risks and uncertainties relating to Stratasys’s ability to penetrate the 3D printing market, the success of Stratasys’s distribution agreement with HP, Stratasys’s ability to achieve the growth rates experienced in preceding quarters, Stratasys’s ability to introduce, produce and market consumable materials and the market acceptance of these materials, the impact of competitive products and pricing, Stratasys’s timely development of new products and materials and market acceptance of those products and materials, the success of Stratasys’s recent R&D initiative to expand the DDM capabilities of its core FDM technology, the success of Stratasys’s RedEyeOnDemand and other paid parts services, and Stratasys’s ability to complete its transaction with Objet on the proposed terms and schedule and achieve the anticipated benefits of the transactions.

These and other applicable factors are discussed in this presentation and in Stratasys’s filing with the Securities and Exchange Commission, including the report on Form 10-K for the year ended 2011 and subsequent filings.

Any forward looking statements included in this presentation are as of the date they are given and Stratasys did not intend to update them if its views later change, except as may be required by law. These forward looking statements should not be relied upon as representing Stratasys’s views as of the date subsequent to the date they are given.

Now, I’d like to turn the call over to Scott Crump, CEO of Stratasys.

Scott Crump:	Thanks, Shane, and good morning, everyone. Thank you for joining today’s call.

This is an exciting day for all of us at Stratasys and Objet. I’m thrilled to be joined by David Reis to discuss the compelling rationale and exciting opportunities we see through the combination of our two companies.

As you know, earlier this morning we announced that Stratasys and Objet have reached an agreement to combine through an all-stock transaction, resulting in a combined company value at approximately $1.4 billion. The combined company, which will retain the name Stratasys, will be a leader in the high growth 3D printing and direct digital manufacturing industry.

For those who may not be familiar with Objet, they are a privately held global company based in Israel. With more than 430 employees and systems deployed at more than 2,800 companies around the world, Objet manufactures 3D printers for rapid prototyping. We are bringing together two companies with complementary product lines, a shared commitment to innovation and excellence, and customer focused differentiated capabilities.

I’ve known the principles of Objet for nine years. Objet’s chairman, Elan Jaglom, approached me last fall with the proposal to merge our companies. And now, roughly seven months later, we have a signed merger agreement and together, Elan and I are the visionaries for this combined company.

Stratasys and Objet are very familiar with each other, as Stratasys was previously a successful distributor of Objet products for more than three years through early 2007.

Let me explain why we believe this merger is a compelling opportunity for stakeholders of both companies. Given our complimentary products and technology, we believe our combined product lines will offer an impressive portfolio of 3D printing and direct digital manufacturing capabilities.

The combined company should be well positioned to provide the right solutions to customers to address their needs across the entire 3D design and manufacturing spectrum. From concept modeling to direct digital manufacturing, we expect to have the solution.

Together, we’ll also have a more extensive geographic reach with an install base of approximately 20,000 systems around the world and a broad array of consumables to address diverse applications.

With more than 260 distributors, resellers and agents combined around the world, we believe we can expand our business opportunity and create tremendous cross selling opportunities for our combined product portfolio, which will be based upon an enhanced technology platform that can address a wider range of end user needs.

Once combined, we’ll be able to deploy our comprehensive product portfolio across an experienced and focused sales and marketing team. This will allow for cross selling into the combined company’s install base. As a larger organization, we expect to grow overall customer awareness of the many opportunities to deploy 3D printing and rapid prototyping techniques, which should create new opportunities to sell our combined products.

By driving valuable economies of scale, we believe that we can use our combined organization to more effectively support the current and future needs of our customers.

In addition, the merger will bring together an impressive research and development team with some of the most knowledgeable engineers and product developers within the industry. Together, we aim to remain at the forefront of innovation within a dynamic industry that’s poised to transform the process of new product design and manufacturing.

In short, this combination will enable customers to find a broad array of innovative 3D printing and direct digital manufacturing solutions at a single destination.

The new Stratasys will also be better positioned for growth with an attractive financial profile, which we’ll outline in more detail here in the call.

Turning to slide five, you’ll see that this transaction is structured as a 100 percent stock-for-stock merger. Under the terms of the agreement, Stratasys will merge into a subsidiary of Objet and Stratasys shareholders will receive one share of the new combined company for each share of Stratasys common stock that they currently own.

Upon the closing of the transaction, Stratasys shareholders are expected to own 55 percent and Objet shareholders are expected to own 45 percent of the new Stratasys on a fully diluted basis using the treasury stock method.

This transaction will be taxable to Stratasys shareholders.

The combined company will maintain the Stratasys name and operate under the name Stratasys Limited, and we’ll continue to trade on the NASDAQ stock exchange under the ticker symbol SSYS. We’ll have dual headquarters in Minnesota and Israel and we’ll be registered in Israel.

The board of directors of the combined company will be comprised of nine directors with four seats designated by Stratasys and four seats designated by Objet. One additional director will be designated by Stratasys and approved by Objet.

After the transaction closes, I’ll become the full-time chairman of the new Stratasys and lead innovation for the combined company. David, who served as CEO of Objet since 2009, and a member of the Objet board since 2003, will become CEO.

Once we have completed the transaction, the combined company will form an executive committee comprised of four members of the board of directors. The executive committee will be responsible for overseeing the integration of Stratasys and Objet, and implementing the combined company’s business strategy.

Elan Jaglom, the current chairman of Objet, will serve as chairman of the executive committee off the combined company.

From a financial perspective, we expect the transaction to be accretive to the cash earnings per share within the first 12 months of closing and drive significant incremental long-term earnings accretion based upon a higher revenue growth rate and additional operational synergies. In addition, the transaction will offer meaningful tax savings opportunities.

Regulatory authorities in the U.S. and other jurisdictions will be notified of the transaction and it is subject to Stratasys shareholder’s approval. The transaction is expected to close in the third quarter of this year.

Approval by Objet shareholders is required for certain actions related to the merger. Stratasys has already entered into a voting agreement with the Objet shareholders holding the requisite majority for said actions to secure the vote.

The transaction is also subject to regulatory review, including the expiration or termination of applicable waiting period under HSR. The shares issued to Stratasys shareholders in the merger will be registered with the SEC.

Well, now I’d like to turn the call over to David Reis who will provide some additional detail on Objet and the merits of the combination. David?

David Reis:	Thank you, Scott. I would like to begin by echoing Scott’s sentiment regarding the benefits of this merger to our stakeholders.

Even our position within the industry, Scott and I have known each other well for many years. As Scott mentioned earlier, late in 2011, we began having discussion on how together we can best take advantage of the significant growth opportunities we see in our industry.

Combining forces will present a tremendous strategical opportunity for our customers, our channel partners and our employees around the world. I’m very excited about the future of Stratasys and Objet and look forward to leading the new Stratasys as its CEO.

Turning now to slide six, I would like to provide you some more background about Objet. We are a global provider of high resolution 3D printers and pioneers of high resolution 3D printing technology, which are well seated for application which requires high feature detail in smooth surface finishes.

With our proprietary PolyJet technology, we have been the leading innovator in our industry since 1998 and we are proud to have systems deployed at more than 2,800 companies worldwide, including several of the Fortune 100 and Fortune 500.

We serve a broad range of industries and have products ranging from entry level to high end printers. We have a strong history of revenue growth and achieve more than $14.7 million in revenue in 2011 and compounded annual growth rate of nearly 34 percent from 2009 to 2011.

Objet has been profitable for the last seven years generating $14.7 million in net income last year and we have successfully grown our install base in revenue over the last three years.

Turning now to slide seven, our technologies are highly differentiated from other 3D printer technologies in several ways, including its ability to scale and deliver high resolution and multi-material printing. Our easy-to-use high speed 3D printers create highly detailed models that have the look and feel of the final design product.

We offer a unique PolyJet-based 3D printing systems that deposit two materials simultaneously, enabling the printing of models with the wide range of physical attributes including building models that have both rigid and flexible materials in a single part.

Our broad range of 3D printers system include our advanced Connex family, midrange Eden family, and our lower capacity entry level Desktop family. In addition, we offer a wide variety office-friendly resin consumables including regional flexible material, as well as biocompatible materials for medical applications.

As you can see on slide eight, we believe our products are highly complementary to Stratasys’ products. Together, we offer solutions across the entire design and manufacturing spectrum from concept modeling to fit and form prototyping, to functional prototyping and up to direct digital manufacturing.

Once the transaction closes, our combined company will be able to offer customers three very distinct technologies platform. We will offer Objet’s PolyJet technology, which provide high resolution printing suited for applications which require high feature detail.

We will also offer Stratasys’s advanced FDM Technology, which is great solution for function or prototyping an application requiring high levels of durability and the Stratasys Solidscape technology, which is great for sophisticated investment casting applications.

We are bringing together Objet’s expertise and design verification and visualization and Stratasys’ leadership and functional testing and direct digital manufacturing. In short, we will offer customers the best of two worlds. Whether the customers need multi-material capabilities or durable materials, prototypes or finished parts, the new Stratasys will be able to meet their needs.

Given our complimentary product lines, this combination is truly about serving the customers and seeking growth.

You can see how our portfolios fit together on slide nine. At the entry level, Stratasys offers several leading products starting with uPrint and Dimension, which are used for conceptual and functional modeling. These compliment Objet’s desktop family of products, which are affordable and easy to use product for the design verification and visualization.

At the higher end, you will also see Stratasys’ Fortus 3D production system, which produce high performance models used for functional testing and manufacturing of finished parts. This system compliments Objet’s Connex and Eden families of products, which are used for true-to-life design verification and visualization.

Finally, we will offer Stratasys’ Solidscape product, which allow manufacture to make complex wax patterns using in the investment casting process of finished parts.

In addition, to this robust portfolio, by bringing together some of the most knowledgeable engineer and developer within the industry the combination will create an ability to bring exciting new products to the markets.

I would like now to turn back over to Scott, who will tell you more about this combination and why it makes such great strategic sense. Scott?

Scott Crump:	Thanks, David. Turning to slide ten, I’d like to briefly address why we believe this is such a compelling market opportunity. The 3D digital design content has grown at a rapid pace across multiple industries.

This trend has been driven by 3D design and analysts tools that are becoming more functional and easier to use.

We were seeing the use of 3D tools and content expand within some of our target industries, including the medical technology sector, virtual design such as animation and 3D modeling, mechanical, architectural and design applications, as well as reverse engineering.

As the use of these tools continues to grow, so will the opportunity to provide products such as 3D printers that can add value by utilizing that content.

This growth opportunity should also be augmented by improvements in the 3D printing technologies that will create more functional, affordable, and easier to use 3D printers.

We believe this merger will allow us to be a leader in providing those new innovative products to customers. In addition, we believe we have the opportunity to further expand the existing 3D printing and direct digital manufacturing business opportunity.

There are approximately 14 million total CAD seats and over 5 million 3D CAD seats currently worldwide. We expect the number of 3D seats to continue to grow. However, despite this large addressable market, only approximately 42,500 3D printers have been installed through the end of 2010, suggesting a significant opportunity for us.

Turning to slide 11, our combined marketing and sales capabilities, as well as our combined network of resellers will be impressive. We have often communicated that we believe the future growth of our products is highly dependent upon our growing of our channel.

Each company brings relatively strong coverage in certain regions, which suggest a significant opportunity to expand our existing network. The new Stratasys will have more than 260 resellers and agent entities and a significant higher number of feet on the street.

In addition, the combined company will have 42 direct channel managers with a presence in more than 70 countries, positioning us well to capitalize on cross selling and upselling opportunities across our combined installed base and beyond.

As you can see from slide 12, both Stratasys and Objet have a high quality customer base across multiple industries. Together, we will serve customers in a wide range of industry verticals expanding upon markets we currently serve.

With Objet, Stratasys can provide better service to existing customers and will have an expanded opportunity in end markets such as medical devices and dental. In addition, we each serve unique customers that will present an opportunity to cross sell them a new complimentary product line.

Turning to slide 13, as a combined company, we aim to remain at the forefront of our technology within our industry. Once this transaction closes, our combined company will be the home of experts in plastic chemistry, electronics, computer science, and mechanics.

This should enable us to continue to develop, manufacture and sell a broad product line of 3D printers and 3D production systems, as well as related proprietary consumable materials. The new Stratasys will have more than 500 patents issued or pending globally in robust technological platforms to enable future innovations.

We believe this transaction will allow the combined company to be even more innovative and more capabilities to develop new consumables and systems than either Stratasys or Objet could have done alone.

Turning to slide 14, the combination will also dramatically expand our consumable offering. Together, we’ll be able to offer our customers a broad portfolio of consumable thermoplastics in terms of thermal plastics, resins, and castable waxes for a broad range of applications including products that are durable, rigid, flexible and biocompatible.

Not only will we utilize our expanded offerings to drive new customer opportunities, but the combined company will have an enhanced long term opportunity resulting from the sale of the combined company’s high margin consumable portfolio.

In addition to combining our technologies, we’re also bringing together two world class management teams as you’ll see here on slide 15. After the transaction closes, I will become the full-time chairman of the combined company.

Elan and I will provide the visionary leadership for this combined company. I look forward to working with David as the new CEO. He has proven that executive leadership skills will be valuable as we move forward together.

I’m confident that this is the right team to lead the new Stratasys well into the future.

I would like to turn the call over now to Bob Gallagher, Stratasys’s CFO, who will take you through some of the additional details about the financial benefits of this transaction. Bob?

Bob Gallagher:	Thanks, Scott.

On slide 16, you can see that Objet offers a strong financial model, driven by its broad portfolio of high performance systems and proprietary consumables.

Similar to Stratasys, revenue is primarily driven by three areas; systems, consumables and services. Objet has a track record of solid financial performance including strong three-year compound annual growth rates for revenue and net income, as well as seven consecutive years of profitability.

On slide 17, you’ll note that Stratasys also has a strong track record of financial success. Stratasys has achieved $156 million in revenue for 2011 and a three-year revenue compound annual growth rate of nearly 26 percent. We also achieved $22 million in non-GAAP net income in 2011, capping off a three-year non-GAAP net income compound annual growth rate of 98 percent. From a GAAP perspective, we achieved net income of approximately $20.6 million in 2011.

This morning, Stratasys also announced preliminary financial results for the first quarter ended March 31, 2012. We expect to report revenue of approximately $45 million, which is up 31 percent increase compared with $34.3 million reported during the same period last year.

We also expect to report non-GAAP net income of approximately $5.6 million to $6.3 million for the first quarter. We’re $0.27 to $0.29per share, compared with $4.4 million, or 21 cents per share reported during the same period of last year.

We also expect to report GAAP net income of approximately $4.3 to $4.7 million for the first quarter 2011, or $0.20 to $0.22 per share. This compares with GAAP net income of $5 million, or $0.23 per share for the same period last year.

The non-GAAP financial measures primarily identify and excludes certain discreet items such as the (warren) charge, restructuring expenses, amortization expenses, and expenses associated with stock based compensation expense.

These numbers are preliminary and represent the most current information available to management. We plan to issue full financial results and updated 2012 guidance for Stratasys on the stand-alone basis during the first quarter’s earning call, scheduled for May 9.

Turning to slide 18, we believe this combination will create compelling synergies. As we mentioned earlier, we expect this transaction to be financially accretive to cash earnings per share within the first 12 months of closing.

In addition to being financially accretive, we expect to generate increased sales through revenue synergies. These synergies will extend from new opportunities resulting from the combined company’s expanded sales reach and product portfolio, as well as from cross selling opportunities of a complimentary product portfolio to the existing combined customer base.

Beginning 18 months after close, we expect that the combined company will be generating between $7 and $8 million of annual net cost synergies. This will result primarily from several costs avoidance measures, including the better allocation of current and future resources, the reduction in future recruiting costs, logistical savings and the reduction in shared G&A expenses and corporate overhead as a combined company continues to grow.

In addition, we expect to achieve between $3 and $4 million in annual tax savings, also beginning 18 months after close.

On a pro forma basis, we expect this combined company to significantly improve the long term operating model of the new Stratasys compared with our current stand-alone model.

Based upon this, as a combined company, our long term operating model targets would include annual growth of at least 20 percent, non-GAAP operating income at a percentage of sales between 20 and 25 percent, an effective tax rate of between 15 and 20 percent, and non-GAAP net income as a percentage of sales of between 16 and 21 percent.

Slide 19 provides you with a financial snapshot of both Stratasys and Objet. I’m also thrilled at the numbers here, but at a high level, we believe that combined company is positioned to achieve a higher long term growth compared to Stratasys’s current business.

Both companies have no bank debt and strong cap positions, which will result in the new Stratasys having a strong balance sheet and the financial flexibility to continue to execute its dynamic growth strategy.

I would now like to turn the call back over to Scott. Scott?

Scott Crump:	Thanks, Bob. Turning to slide 20, as I mentioned earlier, the transaction is subject to regulatory review, Stratasys shareholder approval, the expiration or termination of applicable waiting periods under HSR and other customary closing conditions.

And again, the Objet shares issued to Stratasys shareholders in the merger will be registered with the SEC.

We believe that we have a clear roadmap to completion, which we expect to occur in the third quarter of this year. Given our complimentary businesses and similar vision, we expect a smooth transition upon close.

In summary, this is an exciting transaction that makes strong strategic sense for our companies and our shareholders. Stratasys and Objet each bring a unique set of assets and technologies to the combination.

We believe that the new Stratasys will be better positioned, better positioned as a leader that can provide our customers with a full suite of solutions, better positioned to offer employees more opportunities for growth, better positioned to continue to accelerate the growth of 3D printing and direct digital manufacturing, better positioned with a wider family of product solutions to offer our sales channel and ultimately better positioned to drive faster growth and increased shareholder value.

With that, we’d like to now open up the call to questions.

Operator:	The floor is now open for questions. At this time, if you have a question or comment, press star, one, on your touchtone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key.

Again, we do ask that while you pose your question, you pick up your handset to provide optimal sound quality. Thank you.

Our first question is from Troy Jensen with Piper Jaffray.

Troy Jensen:	Hey, congratulations, both companies. It looks to be a great deal.

Scott Crump:	Thanks, (Troy).

Troy Jensen:	So, about the first question for David. David, obviously, Objet was pursing an IPO, you guys had the scale, the growth, the profitability levels. To go public, curious why you opted to do a merger with Stratasys versus go it alone?

David Reis:	As Scott mentioned in his words, we’ve know Stratasys for many years, maybe over ten years. And about a few months ago we started discussing the value of combining the two companies together.

And Objet’s chairman, Elan Jaglom approached Stratasys and we spend the last several months evaluating this opportunity on both the executive management and the board of directors. And we got to the conclusion that this was the best route for our company and also for the combined company.

Troy Jensen:	OK. Fair enough. How about a quick on channel conflict. Obviously, Objet was building out a desktop channel. It’s going to be duplicate channels in all the big markets, you know, the 260 resellers and agents.

Do you expect keeping all of those? I’m just – getting cross selling advantages? So, there’s going to be some purging, I guess, on some of the accounts, given some duplication now?

David Reis:	We believe that the combined company is expected to grow even faster than what each individual company could have done on their own. Therefore, we believe that, you know, we are going to keep the channel intact, you know, maybe redistribute the responsibility of the channel but the intent is keep the channel and even grow it even father to different verticals to support the expected growth.

Troy Jensen:	All right. Last question and I’ll see the floor, how about just history with acquisitions and mergers? Scott, I know you guys have done a few small deals, but just curious, you know, if you guys feel like you have a ton of integration experience?

David Reis:	Last ten years, I was involved in a few M&A transactions both as a buyer and seller, both in the U.S. and in Europe, so, I think myself has quite a level of experience and the current combined management team of Stratasys and Objet brings) a lot of additional experience in transactions. So, I think we are educated and have the right experience to carry out such a complex task.

Scott Crump:	Maybe I could add to that. This is Scott.

The board is balanced with four Stratasys directors and four Objet directors. We’ll also designate additional by Stratasys. Myself and Elan will be overseeing the vision and the strategy of the company, and David as CEO will oversee the day to day activities. So, Stratasys and Objet are really more innovative than stand alone.

Troy Jensen:	OK, well, good luck, guys, and congratulations again.

Scott Crump:	Thanks, (Troy).

David Reis:	Thank you, (Troy).

Operator:	Your next question comes from Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:	Thank you. Congratulations.

Bob Gallagher:	Thanks, (Jim).

Scott Crump:	Thanks, (Jim).

Jim Ricchiuti:	A couple of questions, just based on the presentation, you talk about the overall industry install base close to 43,000, 42,500 systems and the combined company install base for both Stratasys and Objet. I’m wondering if you can give us a sense, either, you know, qualitatively or quantitatively, how that might break out the way you're beginning to discuss the business in terms of concept modeling, rapid prototyping and direct digital manufacturing.

How does the combined install base of the company perhaps look in those three buckets?

Scott Crump:	I’ll take that. This is Scott. We definitely have a combined world class company with impressive, complimentary products in our portfolio. We have both the 3D printer desktop level, as well as higher end rapid prototyping, as well as the new area of direct digital manufacturing.

So, we’re growing companies with emerging markets and we should be able to grow all of these markets. We’re still at the beginning of this industry, still very underpenetrated.

Jim Ricchiuti:	But, Scott, based on the way you look at the market, is it fair to say you think you have a number one unit leadership position in these three segments?

Scott Crump:	Bob, you want to take that one?

Bob Gallagher:	We have a really strong position in units, but, you know, the industry is often measured in growth of revenues and I think the most important thing is that you have two growing companies and we’re really in the emerging markets and the beginning of an exciting opportunity.

Jim Ricchiuti:	OK, fair enough. Just with – maybe just a follow-up on the channel strategy, is the plan to be able to offer these products through the full channel or will you segment the channel based on the different applications?

Scott Crump:	David, why don’t you take that one?

David Reis:	Yes, OK. So, basically, in the coming few weeks we will start on the, you know, integration planning process and immediately after closing, our intention is to try and, you know, assert and evaluate the different partners with the goal to try and have serious cross training to enable qualified partners to fill other company products.

So, I’m not sure it will cover all partners, but again, according to this qualification process, we will roll out a training program which will eventually make the channel offering more vast across, you know, all segments and all territories.

Jim Ricchiuti:	OK, last question and I’ll jump back in the queue, how soon would the Objet product suite and technology be offered through RedEye?

David Reis:	I think that the – it’s too early to say. I think that part of integration process will evaluate this opportunity. Nevertheless, RedEye today is offering Objet’s parts on their website through a third party.

So, the decision was to make it part of it whether it would be taken later in the integration process.

Jim Ricchiuti:	OK, thank you.

Operator:	Your next question comes from the line of Steve Dyer with Craig Hallum Capital

Steve Dyer:	Good morning.

Bob Gallagher:	Hey, Steve.

Scott Crump:	Morning, Steve

Steve Dyer:	Wondering how this impacts, if at all, Scott, your relationship or the working arrangement you have with HP?

Scott Crump:	Well, HP is a valued partner. We’ve, of course, notified them in advance per the agreement. But, the combination creates a stronger company with better product opportunities and should not have a significant impact on our relationship.

Steve Dyer:	Would the expectation be – or is it too early to tell whether some of the Objet functionality or products would also be sold by HP or too soon to tell?

Scott Crump:	David?

David Reis:	Yes, I think it’s too early to say. I think that part of the, you know, integration process, you know, will probably and most likely include meeting with HP and discuss the opportunities), but it is really too early to say.

Steve Dyer:	OK. And then, David, curious – and I may have missed this – what percentage of revenue or what sort of focus you have on the service bureau or similar to a red eye business. Is that a big part of your business or not necessarily?

David Reis:	No. Objet does not have any similar service to RedEye. We only will distribute our products directly to customers and again to offer parts at the service bureau to the customers.

Steve Dyer:	All right, great. I’ll hop back in the queue, thanks.

Bob Gallagher:	Thanks, Steve.

Operator:	As a reminder, if you have a question or comment, *1, one, on your touchtone phone.

Your next question comes from the line of Andrea James with Dougherty Company.

Andrea James:	Hello, good morning, everyone. So, just congratulations and just a question, Stratasys, Scott, you had communicated to us previously that you were working on a significant channel expansion and also maybe plans to roll out a lower cost printer.

Can you just give us an update on the status of that and how much of sort of what you said previously was maybe hinting about – well, you knew that this deal was coming down the line, so maybe that’s what you meant by channel expansion, or are you still going to keep expanding in North America?

Scott Crump:	Yes, well, first of all, thank you. Yes, we are expanding our agents program, or Phoenix program, to focus in on our lower priced 3D printers, like UPrint and that, as far as a status is going quite well.

We should have over 90 – about 90 agents that have been newly hired to Stratasys by the end of the second quarter, and of course, this complimentary combination of the companies will even further expand, but it will also enhance the agent program in that both companies have lower end products and we think that there’s a – the program that we are on are very successful so far.

And, of course, we’ll talk more about that in the Q1 conference call coming up on May 9. We’ll have a lot to talk about. Thanks.

Andrea James:	Just one more. Thank you for the geographic breakdown of your channel, that’s helpful. Do you think the geographic breakdown of revenue will become more balanced now with the merger or will it heavily skew toward the Americas? Thank you so much.

Scott Crump:	David?

David Reis:	I think America will continue to be a major market for us. As you mentioned, if you look the slide and what each company is bringing to the table from point of view of channel, I hope it’s, you know, it will enable us to increase sales with the combined company in the East and Far East and Europe. Nevertheless, I believe that U.S. and North America will continue to be our strongest market.

Andrea James:	Thank you so much.

Scott Crump:	Thank you.

Operator:	Your next question comes from the line of Arthur Weiss with Lord Abbett.

Arthur Weiss:	Yes, good morning. Just a question on Objet’s profitability. I see that they have had consistently higher gross margins, yet lower operating margins than Stratasys. Can you just comment on that and what would you expect, I guess, a combined company is expecting that the gap-end margin will exceed both companies? How would that be achieved?

Male:	David, do you want to comment about Objet and then I can follow on about the combined company?

David Reis:	Yes, of course. Historically, Objet has enjoyed a very good growth margin reflected here on slide 16. Our operating margins more have to do with our business model, the way we are engaging our channel and also in addition in higher R&D and the marketing expenses.

The reason we, you know, we invested there I think more than average in marketing and R&D was a very strong forward looking strategy and chance) to increase, you know, the longer term top line.

So, you know, a very high growth margin that enables us basically to invest more in our future.

Scott Crump:	So, following on on that, you know, the combined company allows us to really increase our sales and marketing reach, it gives us great cross selling opportunities between the two companies.

Also, as I mentioned in the caller, things that are cost avoidance that we can have in the future as we grow together. So, combined, we think we can achieve revenue growth in excess of 20 percent.

And with some of those cost avoidance synergies, the operating income as a percentage of sales should be in that 20 to 25 percent range. Additionally, we have tax of the combined company should lower our effective tax rate from what Stratasys is on a stand-alone and put us in that 15 to 20 percent range, which is really going to drive strong net income, between 16 and 21 percent, which is going to drive good shareholder value.

There’s a lot of information available on Objet. They have filed their F1, so you can read more about that there.

Arthur Weiss:	And one last question, having a dual headquarters is difficult, especially when you are half a world away. How is that going to work?

Scott Crump:	Do you want to take this one, David?

David Reis:	Basically, the rationale behind the dual headquarters is going maybe backwards to the rationale of, you know, placing the right and best managers to different position.

In the process of defining management, you know, we intend to choose the best people. We did some initial scanning and we think that this industry is going to be around for different locations. It will make management a little bit more complex and difficult, vevertheless, I think the benefit of having the best people in each stream running the respective businesses is more important.

Arthur Weiss:	Terrific.

David Reis:	In addition, I just want to add, my plan personally is to spend a little time in the U.S. and then, you know, between those two locations quite a lot.

Arthur Weiss:	Thank you.

Operator:	Our final question is a follow-up from the line of Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:	Bob, can you talk at all about the merger related expense you incurred in the quarter? Just given the strength of the top line, it appears like you have higher operating expense and I was wondering if you could help us understand that a little bit.

Bob Gallagher:	Yes, we’re going to have significant expenses within the quarter associated with the transaction. But, it’s money well spent because this is a great opportunity with the combined companies and we’ll detail more of that on the Q1 conference call.

Jim Ricchiuti:	But, you would characterize it as fairly significant?

Bob Gallagher:	Yes.

Jim Ricchiuti:	OK. And then one final question to the extent you can talk a little bit about it, if we look at the total product revenue for the combined company, will it be similar in terms of the product revenue relative to Objet currently?

Bob Gallagher:	You know, I think we need to combine these companies first. As we said, the F1 on - is available on Objet, as well as our financial. I think we’ll be able to give you more information as we move forward and execute on this exciting merger.

Jim Ricchiuti:	OK, thanks a lot.

Operator:	Thank you. This concludes the question and answer session. I would like to turn the call back over to Stratasys’s CEO, Scott Crump, for any closing remarks. Please proceed.

Scott Crump:	Well, I want to thank everyone for joining this call and we hope to share our excitement about this transaction and we look forward to keeping you updated. Thank you.

Operator:	Ladies and gentlemen, this does conclude today’s conference call. A replay of today’s conference may be accessed by web cast or dialing 800-585-8367 from the United States, and 404-537-3406 from outside the U.S.

The conference ID number is 70816946. The replay and web cast will be available through April 30, 2012. Thank you.

END